Exhibit 99.1
FOR IMMEDIATE RELEASE
ARRIS ANNOUNCES ACQUISITION OF C-COR
IN CASH AND STOCK TRANSACTION
SUWANEE, GA and STATE COLLEGE, PA, September 23, 2007 – ARRIS Group Inc. (Nasdaq: ARRS) and C-COR Incorporated (Nasdaq: CCBL) announced today that they entered into a definitive agreement whereby ARRIS will acquire C-COR for a purchase price of approximately $730 million in a mix of cash and ARRIS stock. With over 250 customers around the world, the companies collectively reported revenues of over $1.2 billion over the past twelve months and the merged company will be the largest pure-play provider of equipment and solutions to the cable industry.
As cable operators, telcos and satellite TV providers compete for subscribers, the triple play of voice, data and video, and the eventual quad play with mobile, is driving an increased demand for bandwidth and the need for advanced video management solutions. Additionally, as new services such as IP telephony, high definition television and on-demand television emerge, the pressure on bandwidth will increase further, pushing network capacity requirements higher and higher. These trends support the combination of ARRIS and C-COR and will drive the future success and growth of the new company with its highly scalable, revenue producing technologies for high speed data, telephony, optical and network access infrastructure and video management solutions.
The combination of ARRIS and C-COR:
•	Creates the leading pure play cable solutions company with over $1.2 billion in sales over the past twelve months

•	Expands ARRIS’ product portfolio and addressable market and enhances its video growth opportunities

•	Improves competitive positioning versus diversified industry suppliers

•	Diversifies revenue across core customer relationships and enables deeper participation in network infrastructure capacity spending

•	Creates a global technologically diverse engineering team with a broader and stronger platform from which to drive portfolio expansion

•	Enhances financial profile with improved margin expansion

Transaction Terms
Under the terms of the definitive agreement, approved by the Boards of Directors of both companies, each share of common stock of C-COR will be converted into the right to receive, at the election of each of the individual holders of C-COR shares, either (i) a cash payment of $13.75 or (ii) 0.9642 shares of ARRIS, subject to pro ration if the elections exceed approximately 51% in cash or 49% in stock. The stock component of the consideration is subject to a collar if the average price of ARRIS stock for a ten trading day period ending three days prior to closing is greater than $15.69 or less than $12.83.
The merger consideration of $13.75 per C-COR share represents approximately a 19% premium to the 30 day trading average of C-COR common stock and a 39% premium to the closing price of C-COR common stock on September 21, 2007. Subject to affirmative approval of both ARRIS and C-COR shareholders, Hart-Scott-Rodino approval and other clearances, the transaction is expected to close in January 2008.
Bob Stanzione, ARRIS Chairman and CEO, said, “ARRIS and C-COR have had a long standing business relationship. The complementary nature of our portfolios has led us to interact often in supporting our common customers. The combination of our two businesses will create the leading pure play solutions provider to the global cable industry offering a full suite of IP telephony, high speed data, video infrastructure and video management solutions. The combined company will be extremely well positioned to deliver cross-platform solutions aimed at key customer spending initiatives including switched digital video, next generation video on-demand and digital advertising infrastructure. The combination also enables us to build on our leadership positions in cable IP telephony, cable optical and access infrastructure and cable modem termination systems. Further, this combination will allow us to be at the forefront of innovation within our industry and will enable us to introduce products and solutions that neither company would be able to develop alone.”
David Woodle, Chairman and CEO of C-COR, said, “ARRIS’ proven track record, complementary market positions, strong balance sheet and stellar industry reputation make the combination attractive for our customers, shareholders and employees. Combining these two companies allows us to transcend what we have accomplished individually.” Woodle added, “ARRIS is the best strategic partner for C-COR, allowing us to better serve our worldwide customers with an extensive footprint and as a result we are extremely excited about the potential of this combined company going forward and the value creation it represents. Moreover, with the significant stock component offered in the transaction, C-COR’s shareholders have a meaningful opportunity to participate in realization of that value.”

“We anticipate that the transaction will improve our financial profile, in particular our gross margins”, said David Potts, Chief Financial Officer, ARRIS. “Our combined customer profile also provides us with significant cross selling opportunities. Furthermore, we anticipate that the combined company should enjoy the advantages of economies of scale. With respect to the capital structure, very importantly, the transaction was structured to ensure that the combined company will have a robust balance sheet to support operations and provide the flexibility to pursue other strategic initiatives.”
UBS Investment Bank is acting as financial advisor and Troutman Sanders LLP is acting as legal advisor to ARRIS in connection with the transaction. Merrill Lynch & Co. is acting as financial advisor and Ballard Spahr Andrews & Ingersoll, LLP is acting as legal advisor to C-COR.
Conference Call and Webcast
A joint conference call and webcast with a presentation and discussion of this transaction will be held at 8:30 AM. Eastern Time, September 24, 2007. The conference call will be broadcast live via the Internet at:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=87823&eventID=1657032
Presentation materials for the call will also be available for viewing at both the ARRIS (www.arrisi.com and C-COR (www.c-cor.com) Investor Relations websites. Those wishing to participate in the conference call via the telephone may dial-in at 800-329-9097, international (617) 614-4929, access code: 72341588. A telephone replay will be available from 10:30 am Eastern Time on September 24, 2007 through midnight, Eastern Time October 01, 2007 by dialing 888-286-8010, international (617) 801-6888 access code: 26425626. The conference call replay will also be available via webcast through the ARRIS Investor Relations website at www.arrisi.com and the C-COR Investor Relations website at www.c-cor.com.
About ARRIS
ARRIS provides broadband local access networks with best-in-class video, high-speed data, mobile and fixed-line telephony systems for the delivery of voice, video and data to their residential and small-to-medium sized business customers. ARRIS complete solutions enhance the reliability and value of converged services from the network to the end-user. Additionally, ARRIS provides a complete set of tools and cable system infrastructure products. Headquartered in Atlanta, Georgia, USA, ARRIS has R&D centers in Atlanta, Chicago, Cork, Ireland and Shenzhen, China and operates support and sales offices throughout the world. ARRIS common stock is listed on the NASDAQ Global Market (Symbol: ARRS). For additional information regarding ARRIS, visit www.arrisi.com.

About C-COR
C-COR enables its global customer base to confidently grow, manage and deliver next-generation products and services to consumers. The Company’s integrated access and management platforms deliver highly reliable and flexible voice, video and data, and support quick launch and cost effective scaling of new services. C-COR’s common stock is listed on the NASDAQ Global Market (Symbol: CCBL). For additional information regarding C-COR, visit www.c-cor.com.
Forward-Looking Statements
This press release contains forward-looking statements. These statements discuss, among others, plans for future products; growth in the cable equipment market; growth in demand for high speed access, statements regarding performance following completion of the acquisition; including with respect to financial profile and margins, the ability to drive strategic benefits; and the timeframe during which the acquisition is expected to close. Statements regarding future events are based on the parties’ current expectations. The statements in this presentation that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” or “plan,” or similar expressions are also forward-looking statements. Actual results may differ materially from those contained in any forward looking statement. Specific factors that could cause such material differences include, among other things, shareholder approval of the acquisition, regulatory approval of the acquisition, the potential impact on the business of C-COR due to uncertainty about the acquisition, the retention of employees of C-COR, the ability of ARRIS to successfully integrate C-COR’s opportunities, technology, personnel and operations, and customer demand for our products. The above listing of factors is representative and is not intended as an all-encompassing list of such factors. For additional factors please see our Form 10-Q for the quarter ended June 30, 2007. We disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed combination of ARRIS and C-COR, ARRIS will file with the SEC a registration statement on Form S-4, which will include a proxy statement of C-COR and a proxy statement and prospectus of ARRIS. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about ARRIS and C-COR, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to ARRIS Group Inc, 3871 Lakefield Drive, Suwanee, Georgia 30024, Attention: Investor Relations (678) 473-2647, or to C-COR, 60 Decibel Road, State College, Pennsylvania 16801, Attention: Director of Investor Relations (800) 233-2267 ext. 4402.
Participants in the Solicitation
ARRIS, C-COR and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed combination. Information regarding ARRIS’ directors and executive officers is available in the Proxy Statement with respect to ARRIS’ 2007 Annual Meeting of Stockholders filed by ARRIS with the SEC on April 9, 2007. Information regarding C-COR’s directors and executive officers is available in the Proxy Statement with respect to C-COR’s 2006 Annual Meeting of Stockholders filed by C-COR with the SEC on September 15, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Contacts:

ARRIS	C-COR

Investor Relations	Investor Relations
Jim Bauer	Sally Thiel
Phone: +1 678 473 2647	Phone: +1 814 231 4402
jim.bauer@arrisi.com	sthiel@c-cor-com

Press	Press
Alex Swan	Jo Ann Lehtihet
Phone: +1 678 473 8327	Phone +1 814 231 4438
Mobile: +1 404 307 5485	Mobile +1 814 777 3563
alex.swan@arrisi.com	jlehtihet@c-cor.com